Exhibit 5.1

FROM THE OFFICE OF	Stuart Morrow
DIRECT LINE	604.643.2948
DIRECT FAX	604.605.3547
E-MAIL	sbmorrow@davis.ca
FILE NUMBER	34946-10002

January 22, 2008

DELIVERED BY E-MAIL

Midway Gold Corp.

Unit 1 - 15782 Marine Drive
White Rock, BC V4B 1E6

Dear Sirs/Mesdames:

Re:

Midway Gold Corp. - Common Shares Reserved for Issuance Pursuant to Options Governed by the Midway Gold Corp. Stock Option Plan, (May 6, 2003) (the “Stock Option Plan”)

We have acted as counsel to Midway Gold Corp. (the “Corporation”), a British Columbia corporation, continuously since its incorporation on May 14, 1996, and are acting as counsel in connection with the registration under the U.S. Securities Act of 1933, as amended (the “Act”), on a registration statement dated January 22, 2008 on Form S-8 (the “Registration Statement”) of an additional 4,968,266 common shares of the Corporation (the “Option Shares”) for issuance pursuant to the Corporation’s Stock Option Plan.  This opinion is being delivered at your request.

We have considered such questions of law and examined such statutes and regulations, corporate records, certificates and other documents, including certificates and other documents of public officials and officers of the Corporation, and have made such other examinations, searches and investigations as we have considered necessary, as the basis for the opinions hereinafter expressed.  As to the various questions of fact relevant to this opinion, we have relied upon representations in certificates or other documents of or made by an officer or officers of the Corporation or of other companies or public officials as the case may be.

For the purposes of our opinion, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as photostatic, certified or facsimile copies (including commercial reproductions or documents obtained from SEDAR, the electronic filing system of the securities regulatory authorities in Canada, or EDGAR, the electronic filing system of the U.S. Securities and Exchange Commission), the authenticity and completeness of the originals of photostatic or facsimile copies and that all documents submitted to us as copies, certified or facsimile copies conform to authentic and complete original documents and that all facts set forth in official public records and certificates and other documents supplied by public officials or otherwise conveyed to us are complete and accurate.

In addition, we have assumed the legal capacity for all purposes relevant hereto of all natural persons signing and documents and, with respect to all parties to agreements or instruments relevant hereto other than the Corporation, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are legal, valid, binding and enforceable obligations of such parties.

The opinion herein relates only to the laws of the Province of British Columbia and the federal laws of Canada applicable therein.  We express no opinion as to the laws of any other jurisdiction.  This opinion is given to you as of the date hereof and we disclaim any obligation to advise you of any change after the date hereof on any matter set forth herein.

Based on and subject to the foregoing, as of the date hereof, we are of the opinion that any Option Shares that may be issued pursuant to the Stock Option Plan have been duly authorized by the Corporation, and that the Option Shares when issued in accordance with the terms of the options granted under the Stock Option Plan and upon receipt by the Corporation of full payment therefor, will be issued as fully paid and non-assessable shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

The foregoing opinion is being furnished to you solely for your benefit and may not be used or relied upon by any other person or for any other purpose, nor quoted from or referred to in any other document and copies may not be delivered to, any other person without our prior written consent.

Yours truly,

“DAVIS LLP”

Davis:2945088.1